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                                                                    EXHIBIT 99.1

FINANCIAL CONTACT:           JAMES S. GULMI (615) 367-8325
GENESCO MEDIA CONTACT:       CLAIRE S. MCCALL (615) 367-8283
HAT WORLD MEDIA CONTACT:     JON GLESING (317) 334-9428



                       GENESCO SIGNS DEFINITIVE AGREEMENT
                        TO ACQUIRE HAT WORLD CORPORATION
            --HAT WORLD CURRENTLY OPERATES 481 STORES IN 44 STATES--
         --ACQUISITION EXPECTED TO BE ACCRETIVE TO EPS IN FISCAL 2005--
           --CONFERENCE CALL SCHEDULED FOR FRIDAY, FEBRUARY 6, 2004 AT
                    8:30 A.M. (EDT) TO DISCUSS TRANSACTION--

NASHVILLE, Tenn., Feb. 5, 2004 ---- Genesco Inc. (NYSE: GCO) and Hat World Corporation announced today that they have signed a definitive agreement whereby Genesco will acquire Hat World, a leading specialty retailer of licensed and branded headwear. The total purchase price for Hat World will be $165 million, subject to adjustment for changes in net debt and working capital and for certain tax benefits. Genesco expects to fund the acquisition and associated expenses with debt of $115 million and the balance from cash on hand. In connection with the transaction, Genesco has negotiated a commitment on customary terms for credit facilities totaling $175 million with Bank of America, N.A., to fund a portion of the acquisition and replace its existing revolving credit facility.

         The transaction has been approved by the board of directors of Genesco and Hat World, and closing, which is subject to customary conditions including regulatory approvals, is expected in the first quarter of fiscal 2005. Genesco expects the acquisition will be accretive to earnings per share by approximately $0.10 to $0.15 in the current fiscal year.

         Hal N. Pennington, Genesco's president and chief executive officer, said, "We are very excited about this transaction as it represents a tremendous fit with our organization from a strategic, financial, operational and cultural standpoint.

                                     -more-

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GENESCO --- ADD ONE

Hat World is a leading specialty retailer with a strong track record, outstanding management, and compelling store economics, and we believe we can open an additional 400 to 500 Hat World stores over time.

         "While we expect Journeys and Underground Station to continue to grow, we believe that acquiring Hat World will enhance the strategic development of Genesco and add another growth vehicle that has already shown its national acceptance to the portfolio."

         Headquartered in Indianapolis, Hat World operates 481 stores across the U.S. under the Hat World, Lids, Hat Zone and Cap Factory names. The company also operates e-commerce websites accessible through www.hatworld.com, www.lids.com and www.capfactory.com. Hat World's core product selection consists of a broad range of licensed college, professional teams and branded headwear in various styles including baseball hats, visors, knitwear and buckets.

         Hat World expects total sales of approximately $198 million and a same store sales increase of 17% for the fiscal year ended January 31, 2004. This compares to total sales of $156.6 million and a same store sales increase of 15% for the same period a year ago. The company has achieved positive same store sales results for the last 27 consecutive months.

         Robert J. Dennis, Hat World's chairman and chief executive officer, along with the entire senior management team, is expected to continue leadership of Hat World following the close of the transaction. Before joining Hat World, Dennis was an executive vice president at Asbury Automotive Group Inc., a $4.5 billion automotive retailer, and prior to that, he was head of the North American Retail Practice at McKinsey & Company.

         Dennis stated, "We have always admired Genesco and have been impressed with their ability to rapidly roll out retail concepts and establish leadership positions in

                                     -more-


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GENESCO --- ADD TWO


niche markets. Their team has an in-depth understanding of the specialty retail market, particularly for teenagers and young adults, and we believe that the benefits this transaction will provide to Hat World will be immediate. We are excited about what we have been able to achieve with our company thus far and believe that the expected combination with Genesco will further enhance our ability to execute our growth plans in the future."

         Genesco was advised on the transaction by Banc of America Securities LLC. Hat World was advised on the transaction by Piper Jaffray & Co.

         Genesco will hold a special conference call on Friday, February 6, 2004, at 8:30 a.m. (Eastern time) to discuss the acquisition and answer investor questions. The live call may be accessed at (719) 457-2661 or through Genesco's Internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

         This release contains forward-looking statements, including those regarding the expected acquisition of Hat World and the expected consummation of the committed bank financing, the expected financial and operating performance of Genesco and Hat World, and other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences.

         Factors relating to the Hat World acquisition, the related financing and Hat World's performance that could cause results to differ materially include, without limitation, Genesco's ability to consummate the Hat World acquisition, including its ability to meet necessary conditions and consummate financing for the acquisition, obtain required regulatory approvals, obtain approval by Hat World's shareholders and satisfy other conditions to closing, increases in interest rates or interest rate spreads from anticipated levels under the financing for the acquisition, changes from estimated values of intangible assets associated with the acquisition, Genesco's ability to realize


                                     -more-


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GENESCO  --- ADD THREE


expected efficiencies and synergies in Hat World's business, Hat World's ability to realize anticipated gains in comparable store sales, and Genesco's ability to open new Hat World stores in a timely fashion and at acceptable expense levels. Factors affecting Genesco's results also include weakness in consumer demand for products sold by Genesco, fashion trends that affect the sales or product margins of Genesco's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by Genesco's competitors, Genesco's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving Genesco. Forward-looking statements reflect the expectations of Genesco at the time they are made. Genesco disclaims any obligation to update such statements.

         Genesco, based in Nashville, sells footwear and accessories in more than 1,040 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on Internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.



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